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                             Estate Protection Rider

This rider provides a level amount of survivorship term life insurance on the lives of the Insureds. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of              This rider is made a part of this policy as of its
Policy                     Rider Issue Date, in return for the application and
                           the payment of monthly rider charges. The Rider Issue
                           Date is shown in the Policy Specifications for this rider. Monthly rider charges are discussed later in this rider. This rider is in force from the Rider
                           Issue Date or, if later, the date the first premium under this policy is paid. All the provisions of this policy apply to this rider, except for those that are inconsistent with this rider.

Rider Benefit              This rider provides a death benefit equal to the
                           rider death benefit. If both Insureds die while this rider is in force and before the Rider Expiration
                           Date, we will add the rider death benefit to the death benefit provided by this policy. The Rider
                           Expiration Date is shown in the Policy Specifications for this rider.

Rider Death                On the Rider Issue Date, the rider death benefit is
Benefit                    equal to the Initial Rider Face Amount shown in the
                           Policy Specifications for this rider. So long as the Face Amount of this policy is not decreased for any reason to an amount less than the policy Initial Face
                           Amount, the rider death benefit will not change.
                           However, if the policy Face Amount decreases to an amount less than the Initial Face Amount, the rider death benefit will automatically be decreased to an amount equal to the Initial Rider Face Amount multiplied by the result of (a) divided by (b), where:

                           (a) Is the policy Face Amount after the decrease; and
                           (b) Is the policy Initial Face Amount.

                           A decrease in the rider death benefit will be effective on the same date as the decrease in the policy Face Amount.

                           The rider death benefit cannot be increased.

Rider Charges              Each month while this rider is in force, the maximum
                           rider charge equals the rider death benefit, divided by 1,000, then multiplied by the Maximum Monthly
                           Rider Charge Rate for the Attained Age of the younger
                           Insured. These rates are shown in the Policy
                           Specifications for this rider.

                           In determining the monthly rider charges, we may use rates lower than the Maximum Monthly Rider Charge Rates. Such lower rates will apply to all individuals in the same class as the Insureds.

Misstatement Of            If the date of birth or gender of either Insured as
Age Or Gender              given in the application for this rider is not
                           correct, the rider death benefit will be adjusted.
                           The adjustment will reflect the amount provided by the most recent monthly rider charge using the correct ages and genders. In addition, if the adjustment is made before the second death, monthly rider charges after the adjustment will be based on the correct ages and genders.



SEPR-99                                                                  Page 1
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Termination Of             While monthly charges for this rider are being
This Rider                 deducted from the account value of this policy, this
                           rider will continue in force to, but not including, the Rider Expiration Date shown in the Policy
                           Specifications for this rider. However, this rider will end automatically before that Date at the time either of the following occurs:

                           . Change of this policy to a different policy under
                             which this rider is not available; or
                           . Termination of this policy for any other reason.

                           Once this rider terminates, it may not be reinstated.

Cancellation Of            This rider may be cancelled by the Owner's written
This Rider                 request. Such cancellation will take effect on the
                           policy Monthly Charge Date that is on, or next follows, the date we receive the written request.
                           Insurance under this rider will continue to, but not including, the effective date of cancellation.

                                  C. M. LIFE INSURANCE COMPANY

                          /s/ ABC                             /s/ ABC
                           PRESIDENT                           SECRETARY



SEPR-99                                                                  Page 2
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                              POLICY SPECIFICATIONS
                             ESTATE PROTECTION RIDER
--------------------------------------------------------------------------------

POLICY NUMBER:                            123456789

INSURED NO. 1:                            JANE C. DOE
RIDER ISSUE AGE AND GENDER:               35     FEMALE
RISK CLASS:                               PREFERRED NONTOBACCO

INSURED NO. 2:                            JOHN A. DOE
RIDER ISSUE AGE AND GENDER:               35     MALE
RISK CLASS:                               PREFERRED NONTOBACCO

RIDER DATE:                               JULY 1, 1998
RIDER ISSUE DATE:                         JULY 1, 1998
RIDER EXPIRATION DATE:                    JULY 1, 2002

INITIAL RIDER FACE AMOUNT:                $500,000


                   TABLE OF MAXIMUM MONTHLY RIDER CHARGE RATES
                       PER THOUSAND OF RIDER DEATH BENEFIT

                  ATTAINED AGE OF
                THE YOUNGER INSURED                  MONTHLY RATE
                -------------------                  ------------

                        35                              0.00002
                        36                              0.00006
                        37                              0.00010
                        38                              0.00016